Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., August 6, 2009 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2009. InterMune reported a net loss for the second quarter of 2009 of $36.7 million, or $0.81 per share, compared with a net loss of $29.6 million, or $0.76 per share, in the second quarter of 2008.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “The last several months have been exceptionally productive for InterMune and the coming months promise to be even more so. Regarding pirfenidone, we have made excellent progress on the preparation of our New Drug Application (NDA) for pirfenidone which we now expect to submit in the fourth quarter. It has taken more time than we anticipated to integrate the advice of a host of external expert advisors and to take every possible step to develop the strongest possible file that positions us for potential approval in the first review cycle. Our Marketing Authorization Application (MAA) is also progressing very well; we had a successful pre-submission meeting with the EMEA in July and we expect to submit the MAA for pirfenidone in the first quarter of 2010.”

Mr. Welch continued, “Regarding ITMN-191 (R7227), we announced exciting news today on several important aspects of the program, specifically: the successful completion of six-month and nine-month chronic toxicology studies in rats and monkeys, respectively which clear the way for our Phase 2 and Phase 3 clinical programs; our expectation that our partner Roche will enroll the first patient in our Phase 2b study of ITMN-191 in combination with standard of care in August; our plans to start a Phase 1b MAD study of ITMN-191 in combination with low dose ritonavir in HCV patients in the third quarter; and finally, our plans to present the results of all seven cohorts of the INFORM-1 study at the AASLD meeting on November 3.”

Results for the Three Months Ended June 30, 2009

InterMune reported total revenue in the second quarter of 2009 of $7.9 million, compared with total revenue of $8.1 million in the second quarter of 2008. Total revenue in the second quarter of 2009 primarily consisted of Actimmune® (interferon gamma-1b) revenue of $7.1 million, compared with $7.3 million in the same quarter of 2008, a decrease of approximately 2 percent, reflecting lower off-label physician prescriptions of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), which InterMune does not promote.

Research and development (R&D) expenses in the second quarter of 2009 were $22.9 million compared with $25.4 million in the second quarter of 2008, a decrease of approximately 10 percent, reflecting completion of the CAPACITY clinical trials in early 2009, partially offset by expenses associated with the RECAP extension study and the preparation of the NDA and MAA for pirfenidone. General and administrative (G&A) expenses were $8.5 million in the second quarter of 2009, compared with $7.1 million in the same period a year earlier, an increase of approximately 20 percent, primarily attributed to costs related to preparation for the anticipated commercialization of pirfenidone.

InterMune recorded a loss on extinguishment of debt of $9.5 million, of which $8.9 million was non-cash, in the second quarter of 2009 in connection with the April 2009 exchange of approximately $32.3 million of its 0.25% Convertible Senior Notes due 2011 held by certain of its debt holders for shares of the company’s common stock. A total of approximately 2.1 million shares of common stock were issued in connection with the transaction.

As of June 30, 2009, InterMune had cash, cash equivalents and available-for-sale securities of approximately $145.5 million, compared with $154.7 million as of December 31, 2008.

Results for the Six Months Ended June 30, 2009

InterMune also reported results from operations for the six months ended June 30, 2009. The net loss for the period was $78.7 million, or $1.83 per share, compared with a net loss of $58.7 million, or $1.51 per share, in the first six months of 2008.

Total revenue in the first half of 2009 was $14.8 million, compared with total revenue of $17.4 million in the same period of 2008, a decrease of 15 percent. Actimmune revenue totaled $13.1 million in the first six months of 2009, compared with $15.8 million of Actimmune revenue in the first six months of 2008, a decrease of approximately 17 percent, reflecting lower off-label sales of Actimmune for the treatment of IPF, which InterMune does not promote. Revenue from the collaboration with Roche was $1.6 million in the first six months of 2009, unchanged from the same period of 2008.

R&D expenses were $47.4 million in the first six months of 2009, a 10 percent decrease compared to $52.4 million in the same period of 2008. This decrease was primarily due to the completion of the Phase 3 CAPACITY program in early 2009, partially offset by expenses associated with the RECAP pirfenidone study and expenses associated with the preparation of the NDA and MAA for pirfenidone. G&A expenses of $17.0 million in the first half of 2009 were approximately 17 percent higher than $14.5 million in the first six months of 2008, primarily reflecting costs related to preparation for the anticipated commercialization of pirfenidone. First half 2009 expenses included a milestone payment of $13.5 million for pirfenidone made to Marnac/KDL in accordance with the pirfenidone purchase agreement and InterMune’s decision to submit NDA and MAA filings for pirfenidone.

On January 1, 2009, the company adopted Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) and recorded additional interest expense for the second quarter of 2009 of $1.1 million and $2.7 million for the first half of 2009. FSP APB 14-1 requires retrospective application upon adoption; therefore, net losses attributable to InterMune for the second quarter and first half of 2008 have been adjusted from those which were previously reported to reflect additional interest expense of $2.9 million and $5.6 million, respectively.

Clinical Development Highlights

Pirfenidone:

•	InterMune today reported that an abstract on the CAPACITY data, focused on the safety profile of pirfenidone, has been accepted for an oral presentation at the 2009

European Respiratory Society (ERS) Annual Congress in Vienna, Austria. The presentation will be on September 14 at 3:30 p.m. CEST in the Stolz Room of the Vienna Conference Center (Messe Wien).

•

Previously announced results from the Phase 3 CAPACITY program for pirfenidone in IPF were presented in an oral late-breaker session on May 19 at the International Conference of the American Thoracic Society (ATS) in San Diego:

•

CAPACITY 2 demonstrated a statistically significant effect on both the primary endpoint of change in percent predicted FVC at Week 72 and secondary endpoints of progression-free survival and categorical change in percent predicted FVC.

•	While CAPACITY 1 did not achieve statistical significance on the primary endpoint at Week 72, the results were generally consistent with and supportive of CAPACITY 2.

•	Treatment effect in the CAPACITY studies was also generally consistent with the Phase 3 study of pirfenidone in IPF patients conducted by Shionogi & Co. Ltd. in Japan.

•

Pirfenidone was safe and generally well tolerated in both CAPACITY studies. There was no difference in SAEs and fewer deaths were observed with pirfenidone compared to placebo. Adverse events were comparable to previous clinical studies of pirfenidone.

•

New, pre-specified exploratory efficacy data from CAPACITY pertaining to dose-effect relationships, mean change in FVC volume and Six-Minute Walk Test distance that was presented provided valuable insight into the estimate of treatment effect in the combined populations.

ITMN-191:

•

InterMune announced today the successful completion of chronic toxicology studies in two specific species: a six-month chronic toxicology study in rats and a nine-month chronic toxicology study in monkeys. There were no significant drug-related findings in either study. These results provide the necessary preclinical data to conduct the intended Phase 2 and Phase 3 clinical programs for ITMN-191.

•

InterMune expects that the first patient will be enrolled in August in the Phase 2b study of ITMN-191 in combination with standard of care. The Phase 2b trial will study both twice-daily (600mg and 900mg q12h) and three-times-daily regimens (300mg q8h) and both 12-week and 24-week treatment durations.

•

InterMune and its collaboration partner Roche announced today their plan to initiate during the third quarter, a Phase 1b multiple-ascending-dose (MAD) study of once-daily and twice-daily ITMN-191 co-administered with a low dose of ritonavir in combination with standard dose Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin) in HCV-infected patients. Ritonavir is an antiviral compound commonly used at low doses to enhance or “boost” the pharmacokinetic (PK) profiles of several marketed HIV protease inhibitors and at least one other HCV protease inhibitor in development. In an initial Phase 1 study of ITMN-191 co-administered with low dose ritonavir in healthy volunteers, important PK parameters showed marked improvement. Clearance of the compound was dramatically reduced, resulting in significant increases in AUC and drug concentrations at later times. There were no remarkable safety findings. The potential product and patient benefits of the ritonavir boosting strategy are less frequent administration and a lower dose or pill burden for ITMN-191, which may enhance the possibility of co-formulating ITMN-191 with other direct antiviral agents.

•

At the Annual Meeting of the European Association for the Study of the Liver (EASL) in late April, results were reported from a 14-day, Phase 1b study of ITMN-191 in combination with Pegasys and ribavirin.

•

After 14 days of triple combination therapy, the median change in HCV RNA from baseline exceeded 5 log10 in five of the six dosage cohorts, and was -5.4 log10 and -5.7 log10 in the best performing q12h and q8h cohorts, respectively.

•	There was no evidence of viral rebound during ITMN-191 treatment in any cohort.

•	ITMN-191 plus standard-of-care therapy was safe and generally well tolerated.

•

Also at the EASL meeting in late April, InterMune, Roche and Pharmasset, Inc. reported initial results from the novel Phase 1 INFORM-1 clinical trial evaluating ITMN-191 in combination with nucleoside polymerase inhibitor R7128, but no interferon or ribavirin, in patients with HCV infection. Data from the first four dosage cohorts of the study demonstrated that the combination resulted in sustained viral load reductions over the dosing period in all cohorts. The combination was well tolerated over 14 days, with no treatment-related serious adverse events (SAEs), dose reductions or discontinuations. There were no drug-drug interactions between the compounds.

•

On April 21, InterMune reported that the INFORM-1 study had been expanded by three additional cohorts to explore the interferon-free regimen in treatment-experienced patients, both treatment failures and null-responder HCV patients, and would include twice-daily dosing of ITMN-191 and significantly higher total daily doses (600mg and 900mg twice daily) than those explored in the first four patient cohorts.

•

Today the company announced that results of all seven cohorts of INFORM-1 will be presented in Presidential Plenary Session III (#193) at the 2009 AASLD meeting at 8:00 a.m. on November 3. The company also announced today that two additional abstracts on the topics of the PK/PD profile (#1594) and the viral resistance profile (#1585) of the INFORM-1 regimen have been accepted for poster presentations at the 2009 AASLD meeting, also on November 3.

2009 Key Project Guidance

The company provided the following guidance on its key development projects, pirfenidone and ITMN-191.

Milestones And Key Events	Expected Date
Pirfenidone
Oral presentation on pirfenidone at ERS	September 14, 2009
Submission of pirfenidone NDA to FDA	Q4 2009
Submission of pirfenidone MAA to EMEA	Q1 2010

ITMN-191 (R7227)
Phase 2b initiation by Roche ($20 million payment to InterMune)	August 2009
Initiate ritonavir boosting MAD study in HCV patients	Q3 2009
INFORM-1 presentations at AASLD: Results of all cohorts, PK/PD profile and viral resistance profile	November 3, 2009
Rapid Virologic Response (RVR) data from Phase 2b (12-week regimen)	Q1 2010

Other Recent Business Highlights

InterMune expanded its leadership team in support of the anticipated commercialization of pirfenidone and named Barrett McGrath to the newly created position of Vice President of Sales and Marketing. Mr. McGrath has nearly 30 years of experience in the industry, having held leadership positions in sales, marketing and business development at Genentech, DuPont Pharmaceuticals, American Hospital Supply Corporation (now Baxter) and Quintiles Transnational. As a consultant, he has led InterMune’s pirfenidone pre-launch team since the spring of 2008.

Guidance for 2009 Revenue and Expenses

The company reiterated its 2009 financial guidance for revenue and operating expenses, which is unchanged from the guidance initially provided on February 26, 2009.

Revenue: 2009 revenue, including Actimmune® and anticipated milestone payments from Roche, is expected to be in a range of approximately $40 to $50 million. Actimmune revenue represents approximately 50 percent of this revenue range. The guidance includes an expected $20 million milestone payment from Roche upon initiation of the Phase 2b study of ITMN-191, expected in August.

Operating Expenses

•

R&D expense: anticipated to be in a range of approximately $90 to $100 million, net of development cost reimbursements under the Roche collaboration. Of this amount, approximately 60 percent is attributed to pirfenidone which includes expenses for CAPACITY, RECAP, the preparation and support of NDA and MAA submissions and manufacturing.

Approximately 35 percent of the R&D expense is attributed to the company’s one-third share of all development expenses incurred by the collaboration with Roche on ITMN-191. The balance of 2009 R&D expense is related to the advancement of a named pirfenidone analog compound, ITMN-520, toward an expected IND filing in mid-2010.

•	G&A expense: anticipated to be in a range of approximately $35 to $40 million. The G&A guidance range includes approximately $5.0 million of various pirfenidone pre-launch costs.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for its second quarter and first six months of 2009, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 973-200-3372 (international), conference ID# 22196018. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available approximately three hours after the call. The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 22196018. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which a Phase 3 program in patients with IPF (CAPACITY) has been completed and the compound is currently in the pre-registration stage. The company also has a research program focused on an early-stage anti-fibrotic compound. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) expected to enter Phase 2b in August of 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. The top-line efficacy, safety and tolerability data for pirfenidone reported in this press release are from analyses of the highest areas of interest to the company based on the prior clinical experience with pirfenidone in IPF patients. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon this data, in combination with the other efficacy and safety results the company currently intends to submit in support of its NDA and MAA filings. Further analyses of the CAPACITY results will be conducted in the future and additional observations may be made which may lead to material change in the company’s current regulatory strategy for pirfenidone, including a decision by the company not to proceed with either or both of its regulatory submissions in the United States and Europe. These analyses and observations are expected to be included in one or more scientific publications.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 16, 2009 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark of InterMune, Inc. Pegasys® and Copegus® are registered trademarks of Roche.

Financial tables follow

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008*	2009	2008*
Revenue, net
Actimmune	$7,110	$7,296	$13,142	$15,792
Collaboration revenue	818	818	1,636	1,636

Total revenue, net	7,928	8,114	14,778	17,428

Costs and expenses:
Cost of goods sold	1,860	2,492	4,718	5,863
Research and development	22,930	25,395	47,357	52,410
General and administrative	8,519	7,091	16,995	14,539
Acquired research and development milestone	—	—	13,500	—
Restructuring charges	127	—	740	—

Total costs and expenses	33,436	34,978	83,310	72,812

Loss from operations	(25,508)	(26,864)	(68,532)	(55,384)

Interest income	498	1,272	1,167	3,432
Interest expense	(2,487)	(3,657)	(5,220)	(7,096)
Loss on extinguishment of debt	(9,540)	(1,294)	(9,540)	(1,294)
Other income (expense)	377	987	5,647	1,268

Loss from continuing operations before income taxes	(36,660)	(29,556)	(76,478)	(59,074)

Income tax expense/(benefit)	—	—	2,194	(325)

Loss from continuing operations	(36,660)	(29,556)	(78,672)	(58,749)

Discontinued operations:
Income (loss) from discontinued operations	—	(4)	—	74

Net loss	$(36,660)	$(29,560)	$(78,672)	$(58,675)

Basic and diluted loss per share:
Continuing operations	$(0.81)	$(0.76)	$(1.83)	$(1.51)
Discontinued operations	—	—	—	—

Net loss per share	$(0.81)	$(0.76)	$(1.83)	$(1.51)

Shares used in computing basic and diluted net loss per share	45,023	38,956	42,986	38,915

*	As adjusted due to the implementation of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2009	December 31, 2008*
Cash, cash equivalents and available-for-sale securities	$145,534	$154,713
Other assets	20,113	17,097

Total assets	$165,647	$171,810

Total other liabilities	$34,970	$40,443
Liability under government settlement	19,495	23,665
Deferred collaboration revenue	61,353	62,989
Convertible senior notes	130,471	155,084
Stockholders’ deficit	(80,642)	(110,371)

Total liabilities and stockholders’ deficit	$165,647	$171,810

*	As adjusted due to the implementation of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

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